EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State of Incorporation
AutoChrome Company *	Nova Scotia, Canada
Chrome Data Operating, LLC *	Delaware
Chrome Data Solutions, LP *	Delaware
Chrome Systems, Inc.	Delaware
Dealer Dot Com, Inc.	Delaware
dealerAccess, Inc.	Delaware
Dealertrack AAX, Inc.	Delaware
Dealertrack Aftermarket Services, Inc.	Delaware
Dealertrack Canada, Inc.	Ontario, Canada
Dealertrack CentralDispatch, Inc.	Delaware
Dealertrack ClickMotive, LLC	Texas
Dealertrack Data Services, Inc.	Delaware
Dealertrack Digital Services, Inc.	Delaware
Dealertrack Global A, LLC	Netherlands
Dealertrack Global B, LLC	Netherlands
Dealertrack Global C.V.	Netherlands
Dealertrack International Coöperatief U.A.	Netherlands
Dealertrack Processing Solutions, Inc.	Delaware
Dealertrack Registration and Titling Services - Louisiana, LLC	Delaware
Dealertrack Systems, Inc.	Delaware
Dealertrack Trade Operations, LLC	Delaware
Dealertrack, Inc.	Delaware
Derby Merger Corp.	Delaware
DT Holding C.V.	Netherlands
FDI Computer Consulting, Inc.	California
General Systems Solutions, Inc.	Connecticut
incadea (Beijing) ITC LTD	China
incadea Asia/Pacific GmbH	Austria
incadea Deutschland	Germany
incadea GmbH (Austria)	Austria
incadea GmbH (Germany)	Germany
incadea Greece Informatics Systems S.A.	Greece
incadea Holding GmbH	Austria
incadea Hong Kong	Hong Kong
incadea India Private Limited	India
incadea Japan KK	Japan
incadea Mexico	Mexico
incadea New Zealand Limited	New Zealand
incadea Plc	United Kingdom (Jersey)
incadea Portugal	Portugal
incadea Rus COO	Russia
incadea SL	Spain
triVIN, Inc.	Delaware
VINtek, Inc.	Pennsylvania

* 50% ownership interest as part of the Chrome Data Solutions joint venture